Exhibit 10(iii)(v)

CODIFICATION OF CONTRACT OF EMPLOYMENT

In Vouliagmeni, Greece this day the 20th of January 2005,

BETWEEN

The corporation styled “OSG SHIP MANAGEMENT (GR) LTD” of Ajeltake Island, Majuro, Marshall Islands having offices, at 2A, Areos Street, 166 71 Vouliagmeni, Athens, Greece, hereinafter called “the Employer” or “the Company” formerly named “STELMAR TANKERS (MANAGEMENT) LTD (“Stelmar”), lawfully represented by Olga Lambrianidou

AND

(Name) George Dienis son of Alexander of 26 Aristofanous Street, Alimos 17456, Athens, Greece, Identity Card No 041842/28-6-79, hereinafter called “the Employee”

The Company and the Employee are hereinafter jointly referred to as “the Parties”.

1.                                      START-DURATION

1.1                                 The Employee was hired on 20 February 1993 (“Initial Employment Date”) by “Stelmar” under a contract of employment for an indefinite period of time contract, which contract was restated on August 12, 2004 (hereinafter “the Contract”). On 20 January 2005 Stelmar’s beneficial ownership changed and consequently the Company has taken upon it the rights and obligations of the employer

The Parties do hereby codify the terms set forth in the Contract as follows:

2.                                      CAPACITY-POSITION-PLACE OF EMPLOYMENT-OBJECTIVES

2.1                                 The Employee was hired and continues to work as Chief Operating Officer.

2.2                                 The Employee, as a high-ranking officer of the Company (Manager, Supervisor, Officer, etc.) has been assigned by the Company to hold and exercise managing, supervising and confidential authorities and duties or significant part of its matters or personnel supervision, etc.). As such high-ranking officer, he belongs to the category of employees on whom standard working hours provisions (from time to time in force) do not apply, as, according to art. 2 of Law 2269/1920, standard working hours provisions do not apply to employees engaged in duties of management or significant trust.

2.3                                 The Employee’s position and capacity is clearly described in the relevant job description and supplemented by OSG’s corporate policies, programs and procedures. The Employee must comply with his job description, responsibilities, duties policies and procedures in observance of these requirements and in support of OSG’s corporate policies and procedures. . The parties agree that OSG’s policies and procedures are an integral part hereof. The Employee herein declares that he is fully aware of his job description, responsibilities and duties as well as of OSG’s corporate policies and procedures.

2.4                                 The Company manages and operates ocean-going vessels on a worldwide basis. The Employee shall offer his services in the Company’s headquarters in Vouliagmeni, Greece (or at any other place of business in the greater area of Attica in case the Company changes its address) or at any other location in Greece or at any other place in the world where its vessels may sail or the Company may conduct its business, according to the needs of the Company at its absolute discretion. In case the Employee is engaged in the Company’s business in any other place than the offices of the Company, such employment may not be deemed as detrimental alteration of the employment terms and shall not vest the Employee with the right for a salary raise or for any other benefit over and above those mentioned in this contract In case of permanent change of the place of employment, the terms and conditions thereof shall be mutually agreed upon between the Parties.

2.5                                 Due to the Company’s engagement in the international trade, all operational procedures are held in English. Therefore, the Employee is obliged to have a good command of English. His knowledge thereof is fully evidenced by signing this contract. A translation into Greek is hereto attached.

3.                                      WORKING HOURS

3.1                                 The Company’s normal daily working hours are from 09.00 h. to 17.00 h. from Monday to Friday (with a compulsory 20-minute break between 13.00 h. and 13.20 h.) i.e. the normal working hours are 8 hours per day and totally 40 hours per week.

3.2                                 The Employee as a high-ranking officer holding a position of supervision, management and trust, as provided by art. 2 of Law 2269/1920, belongs to the category of employees on who the standard working hours provisions from time to time in force do not apply, and, therefore, shall not be entitled to any extra-pay or remuneration whatsoever for any overtime work or engagement i.e. in excess of the normal working hours (as described hereinabove) or work during Saturdays, Sundays, Public or National Holidays and for work during the night or any extra payment or remuneration for work or overtime work or temporary engagement away from home in Greece or abroad.

4.                                      LEAVE

4.1                                 Annual leave, sick leave, maternity leave and any other kind of leave are given, according to the Greek Labour Laws from time to time in force. Due to the nature of the Company’s activities it is hereby agreed that the Employee cannot take as a whole the total number of days of annual leave of each calendar year. Therefore, the Company has developed the following policy:

4.2                                 From the 1st of May until the 30th of September of each year the Employee shall have to take at least 50% of the annual leave he is entitled to (according to the National Employment Legislation). If the Company’s needs so dictate the Employee cannot take more than 10 continuing working days each time, except for very serious or extraordinary reasons.

4.3                                 The total number of days of annual leave must be taken until 31st of December of each calendar year. Holiday entitlement may only be taken in subsequent calendar years with the Company’s prior written approval, which may be granted only in exceptional circumstances. If the Employee has not taken all the days of annual leave he is entitled to within the corresponding calendar year, the days of leave my not be transferred to the next calendar year.

5.                                      SALARY

5.1                                 It is hereby agreed that the Employee’s total monthly salary shall be calculated pursuant to the provisions of the Collective Labour Agreement of Employment for the personnel of the Shipping Companies and the Shipping Agencies in Greece from time to time in force. In case the above Collective Labour Agreement does not cover the capacity of the Employee, the Employee’s total monthly salary shall be calculated pursuant to the provisions of the National General Collective Labour Agreement of Employment.

5.2                                 The salary shall be deposited in the National Bank of Greece (Ethniki Trapeza tis Hellados) at the end of each calendar month after the deduction of any advance payments that the Employee has received against the monthly salary as well as the legal withholdings and percentages of contributions to the social security funds that burden the Employee.

5.3                                 The total monthly salary of the Employee is agreed to Euro 3,000.00. It is hereby agreed that in this salary are included and computed any and all Employee’s claims for allowances, or increment or remuneration or for other extra benefits, augmentations, prim, bonuses payable either as a percentage of the basic salary or as a lump sum, annually or periodically, which is provided for by law, collective labour agreement, regulations of the Employer etc. (for the sake of clarity bonuses, benefits and/or other amounts provided for in Clauses 5.4, 6.1, 7.1 and 8.1 are not included in the above salary). Therefore in case any subsequent Collective Labour Agreement provides for an increase of the salaries, wages, allowances etc., the Employee shall not be entitled to such increase, provided that his above mentioned salary (allowances, benefits, etc.) is considerably higher than the one provided by the Collective Labour Agreements from time to time in force. Therefore, all future increases provided by the Collective Labour Agreements from time to time in force shall be counterbalanced ipso jure with the higher wages hereby agreed. Any other relevant claim (i.e. arising from the increases of the Collective Labour Agreements from time to time in force) shall be also counterbalanced with the higher salary hereby agreed.

5.4                                 The Company may also voluntarily and at its absolute discretion offer to the Employee additional monetary payments (performance bonus, bonus for productivity, etc.). The Company reserves the right to at any time and at its absolute discretion revoke all the above additional monetary payments. All these additional monetary payments or extra salaries are given to the Employee at the Company’s absolute discretion and they cannot, under any circumstances, be considered as normal part of the Employee’s monthly salary even in case the Employee receives them frequently, periodically and uniformly, nor shall they be taken into consideration for the calculation of Christmas, Easter or vacation allowances nor for the calculation of the severance pay due in case of termination of the employment.

6.                                      HEALTH INSURANCE

6.1                                 Further to the compulsory social security (IKA, TSMEDE, TANPY, NAT, etc.), the Company at its absolute discretion provides additional private Health Insurance coverage to the Employee or other Pension Program after the completion of 6 months from the Initial Employment Date. The Company reserves the right to at any time and at its absolute discretion cease the provision of this benefit. The corresponding annual premiums shall not be considered as part of the above mentioned standard salary of the Employee and shall not be taken into consideration for the calculation of Christmas, Easter or vacation allowances nor for the calculation of the severance pay due in case of termination of the employment.

7.                                      TRAVELLING-PROTECTION

7.1                                 Further to the above mentioned (Clause 6.1) social security, the Company shall provide to the Employee additional insurance coverage for Accident and Health in case the Employee is traveling on Company business. All reasonably incurred traveling expenses, hotel accommodation and other reasonably incurred related expenses shall be covered by the Company against receipts and invoices, according to the Company’ s policy from time to time in force.

7.2                                 The Employee as high ranking officer of the Company holding duties of management, supervision and trust, further to his/her travelling expenses (as described hereinabove), shall not be entitled to any extra pay or remuneration whatsoever for work or overtime work performed away from home in Greece or abroad.

8.                                      LUNCH

8.1                                 The Company shall offer to the Employee a free lunch during his compulsory lunch break. It is hereby agreed that this benefit may not be considered as part of the monthly salary and shall not be taken into consideration for the calculation of Christmas, Easter or vacation allowances nor for the calculation of the severance pay due in case of termination of employment. The Company reserves the right to at any time revoke this benefit.

9.                                      OBLIGATIONS

9.1                                 The Employee shall obey to the lawful orders of all his superiors or the bodies of the Company and for each matter related to his work shall have to refer to his superiors.

9.2.                              The Employee shall faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time be assigned to or vested in him by the Company.

9.3                                 The Employee shall keep his superiors at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Employer or the course of business of the Employer and provide such information or explanations in connection therewith as his superiors may require from time to time.

9.4           The Employee shall devote as much of his time, attention and ability as is required to the duties specified in this Contract.

10.                               CONFIDENTIALITY-COMPETITION

RESTRICTIVE COVENANTS

10.1                           Throughout the duration of this Contract, the Employee agrees to respect the confidential nature of any confidential information directly or indirectly related to his work or the Company or any other company belonging to the same group of interests with the Company such as any parent or subsidiary or affiliated company as same are defined in article 42E of Law 2190/1920 (hereinafter “Group Company”).

10.1.1                  “Confidential Information” shall mean the names or addresses or other sensitive personal or family data, terms of business and/or requirements of any employee, officer, customer, agent, counsel or supplier of the Employer, OVERSEAS SHIPHOLDING GROUP, INC. (hereinafter “OSG”), or any Group Company, any pricing or scheduling information, business plans or information relating to its business model, marketing and sales information, business dealings, information, management, codes, invention practices and procedures and programs, financial information, designs, structures research activity information, invention, innovation information which is marked “confidential” or which the Employee is told is confidential or which the Employee might reasonably expect the Employer and OSG, or any Group Company would regard as confidential and any information which has been given to the Employer and OSG, or any Group Company in confidence by customers, suppliers or other persons.

10.1.2                  All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Employee or otherwise) relating to the business of the Employer and OSG or any Group Company (and any copies of the same):

10.1.2.1         shall be and remain the property of the Employer and OSG or any Group Company; and

10.1.2.2         shall be handed over by the Employee (who shall not keep copies or duplicates of any nature) to the Employer and OSG or any Group Company, on demand and in any event on the termination of the Employment.

10.1.3                  The Employee shall neither during the Employment nor at any time (without limit) after the termination of the Employment directly or indirectly use for his or her own purposes or for any purposes other than those of the Employer and OSG or any Group Company any trade secrets or Confidential Information.

10.2         As regards the shares, stocks, contracts or any other matter related to OSG, a corporation listed in the New York Stock Exchange since 1969, the Employee is obliged, according to art. 30 of Law 1806/88 (as amended by art. 2 No1 of Presidential Decree 53/92) to keep absolute discretion and secrecy and to abstain from giving or using (himself or through any other person) any not publicized or confidential information which, if became known to the public, would affect considerably the price of the shares or stocks.

10.3         This secrecy obligation shall not cease to exist even after the termination of this Contract for any reason whatsoever.

10.4         The Employee must refrain from any act that may be considered to be in competition to the business objectives of the Employer and OSG or any Group Company. Throughout the duration of this Contract the Employee is also prohibited to work or hold any other business relation (or position) on pay or not with competitors from the same business field. Any breach of these confidentiality and competition clauses by the Employee, gives the right to the Employer to terminate immediately this Contract, without paying to him any severance pay. The Employer may also claim compensation for any damages suffered thereby.

10.5         All rights and authorities on the works, research, programs, projects, discoveries, copyrights, patents, inventions, including computer programs, etc., developed, invented, discovered or deposited by the Employee throughout the duration of this Agreement (whether or not made or discovered in the course of employment) and for any other Intellectual Property are ipso iure assigned to the Employer and the Employee shall not have thereon any claim whatsoever.

10.6         The Employee recognises that, whilst performing his duties for the Employer, he will have access to and come into contact with trade secrets and confidential information belonging to the Employer and OSG and/or any Group Company and will obtain personal knowledge of and influence over its or their customers and/or employees. The Employee therefore agrees that the restrictions set out herein are reasonable and necessary to protect the legitimate business interests of the Employer and OSG and/or any Group Company both during and after the termination of the Employment.

10.7         The Employee hereby undertakes that he will not either during the Employment nor during the 12 months following the date of termination of the Employment (“Termination Date”) without the prior written consent of the Employer whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly, solicit or induce or endeavour to solicit or induce any employee to cease working for or providing services to the Employer and OSG and/or any Group Company, whether or not any such person would thereby commit a breach of contract.

10.7.1      For the purposes of this clause, “employee” means any employee of the Employer and OSG and/or any Group Company, with whom the Employee (i.e. the party hereof) had dealings during any part of the 12 months immediately preceding the Termination Date.

10.8         The Employee hereby undertakes that he will not at any time:

10.8.1      During the continuance of the Employment or after the Termination Date engage in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) OSG or incorporating the word OSG.

10.8.2      After the Termination Date in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Employer and OSG and/or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Employer and OSG and/or any Group Company to its detriment.

10.9         While the restrictions in this clause are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer and OSG and/or any Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

11.                               TERMINATION

11.1         Any issue related to the termination of this contract shall be governed by the Greek

Labour Law provisions from time to time in force. In case of notice of termination given from the part of the Company, the Employee shall be entitled to severance pay calculated on the basis of the total monthly salary of the last month in full employment. The time of employment shall be calculated from the Initial Employment Date as described in clause 1.1 hereinabove.

11.2                           In case of change of the entity of the Employer, the provisions of the Greek Law referring to the protection of the employees shall apply.

12.                               RESIGNATION

12.1                           In case the Employee wishes to resign, he shall have to give to the Company at least one month prior notice. In case of resignation, the Employee shall not be entitled to any severance pay whatsoever.

13.                               GOVERNING LAW-JURISDICTION

13.1                           This contract is exclusively subject and shall be interpreted according to Greek Law.

13.2         It is also hereby agreed pursuant to the provisions of the Greek Code of Civil Procedure that any dispute of any nature arising out of the interpretation of the terms or the performance of this Contract shall be referred to the Courts of Piraeus, Greece which are exclusively competent to adjudicate these disputes to the exclusion of the Courts of any other country or jurisdiction.

This Contract stands for notification of the basic terms of the employment pursuant to Presidential Decree 154/1994.

In faith and testimony whereof the present Agreement was drawn and signed by the Parties and each party received an original copy of the Agreement (and its Greek translation).

THE PARTIES

Signed

FOR THE COMPANY	THE EMPLOYEE
/s/Olga Lambrianidou	/s/George Dienis

Date March 9, 2005